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                                   EXHIBIT 11

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                        Computation of Shares Used in Computing Net Income Per Share


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                                                                        For the Three Months
                                                                           ended March 31,
                                                                        --------------------

                                                                        1995             1996
                                                                        ----             ----

Common Stock, beginning of period ..............................      8,548,425       8,831,730
Options exercised during the period ............................         14,025          97,990
Weighed average options outstanding other
   than those exercised during the period ......................      1,350,884         988,555
Cheap stock relating to SAB No. 83(1) ..........................        519,525         519,525
Treasury stock buyback .........................................       (152,111)       (150,546)
                                                                    -----------     -----------
                                                                     10,280,748      10,287,254
                                                                    ===========     ===========
- - -----------

(1) In accordance with SEC Staff Accounting Bulletin No. 83 ("SAB No. 83"), issuances of Common Stock equivalents (common stock and stock options) one year prior to the initial filing date of the Company's registration statement (February 22, 1996) at share prices below the public offering price of $21.00 per share ("Cheap Stock"), are considered to have been made in anticipation of the public offering and have been included as if the shares were outstanding for all periods presented using the treasury stock method at the public offering price of $21.00 per share.

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